STATE OF SOUTH CAROLINA  )
                                     )         PATENT ASSIGNMENT AGREEMENT
            COUNTY OF ANDERSON       )

     THIS PATENT ASSIGNMENT AGREEMENT made this 2nd day of June, 1998, by and between William O. Corder, Jr. (hereinafter referred to as "Corder") and GEAC, Inc., (hereinafter referred to as "GEAC").
     WHEREAS, Corder is a co-owner of a patent to a golf swing training product known as the "WonderStick" (the "Product"), and the patent to said product was issued by the United States Patent and Trademark Office on June 25, 1996 and bears Patent Number 5,529,306 (hereinafter referred to as the "Patent"); and
     WHEREAS, Corder is desirous of transferring and/or assigning all of his interest in and to said Patent to GEAC and GEAC is desirous of accepting said Assignment for and in consideration of certain royalties defined herein;
     NOW, THEREFORE, in consideration of Five and No/100 ($5.00) Dollars in hand paid and the mutual covenants set forth below, the parties hereby agree as follows:
     1. Corder warrants that he is co-owner of all right, title and interest in and to the Patent for the Product and has the right and authority to grant, and does hereby grant, a conditional assignment of all his right, title and interest in and to the Patent to GEAC, subject to the terms and conditions of this Agreement.
     2. In consideration of this conditional assignment, Corder shall receive a One and No/100 ($1.00) Dollar royalty for each and every Product sold by GEAC, nationally and internationally, including any improved or modified versions thereof.
     3. Royalty payments shall be net of returns, credit chargebacks, and promotional giveaways (which shall include any sale of Product at a price of Fourteen and 99/100 ($14.99) Dollars or less) and shall be paid using the attached formula ("Schedule A").
     4. GEAC shall provide Corder with sales reports, at the time royalty payments are paid. Royalty payments to Corder shall be paid in the form of a cashier's check by express courier.
     5. Corder shall have the right to audit the books and records of GEAC regarding sales of the Product, not more than twice a year. In this regard, GEAC agrees to keep accurate records with respect to all sales of the Product in such detail as to show the amounts payable to Corder under this Agreement. Such records shall be kept at the place of business of GEAC and shall be open to inspection at a mutually convenient time during regular business hours to a certified public accountant for the purpose of making such inspection of such records only.
     6. Royalty payments due hereunder shall conclude with sales made through and including December 31, 2003, and Corder shall retain no further interest in and to the Patent thereafter; provided, however, that the patent rights assigned by Corder hereunder shall revert to Corder effective December 31, 2003, if GEAC has not sold a total of 100,000 units of the Product by December 31, 2003. GEAC hereby agrees to cooperate with executing the necessary documents to reassign said patent rights to Corder within thirty
(30) days of December 31, 2003, if this minimum sales requirement is not met.
     7. GEAC agrees to exercise reasonable diligence to police the golf training product industry in an effort to determine the existence of any infringements to Corder.
     8. In the event of receivership, any bankruptcy filed by GEAC, and any forced assignment or other financial difficulties which prevent GEAC from complying with this Agreement in any material respect, all rights conveyed hereunder to GEAC shall revert to Corder at its election, upon written notice to GEAC, unless that disability is cured by GEAC within thirty (30) days following receipt of such written notice.
     9. Either party shall have the right, if it so elects, to terminate this Agreement because of any breach or defaults by the other party in performance of any covenant required to be performed by the defaulting party hereunder; provided, however, that the party alleged to be in default shall be notified in writing of such breach or default and shall have thirty (30) days from receipt of said notice to cure the default. In addition, in the event Corder is not paid the royalties granted hereunder, Corder shall be entitled to immediate reassignment by GEAC of Corder's interest in the Patent, subject to the right to cure discussed above. Waiver of any breach or default of another party of any of the provisions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions. Termination, cancellation or reversion under this Agreement shall not relieve GEAC of its obligation to pay any amounts which have accrued by the date of such termination, cancellation, or reversion, or which may accrue thereafter on Product already manufactured and contracted for by GEAC, and which are subsequently sold. Termination by any party because of a specified breach or default, shall not operate as a waiver of any remedies otherwise available to the parties for damages caused by such breach or default.
     10. GEAC shall have the right to terminate the conditional nature of this Agreement by providing Corder written notice of its intent to terminate the conditional nature of the Agreement and by paying to Corder the difference between the $100,000.00 minimum royalty payment under this Agreement and the amount of royalties actually received by Corder through the date the notice is provided, together with an additional sum of $15,000.00. Upon Corder's receipt of good payment of the amount set forth in this paragraph, GEAC shall be entitled to assign the interest in the Patent received from Corder to any party it deems appropriate.
     11. GEAC shall indemnify, defend and hold harmless Corder against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, that Corder shall incur or suffer, which arise, result from, or relate to any breach or failure by GEAC to perform any of its respective representations, warranties, covenants or guarantees under this Agreement, including, but not limited to, actions by third parties based upon infringement, defective design, and/or manufacture, breach of warranty (expressed or implied) and any and all product liability actions brought against Corder.
     12. Any controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The venue for any such arbitration shall be Anderson, South Carolina and the rights of the parties hereunder shall be construed and interpreted in accordances with the laws of the State of South Carolina.
     13. This Agreement shall be binding upon all parties hereto and their personal representatives, heirs, successors and assigns. No party to this Agreement shall assign any right or obligation hereunder in whole or in part without the prior written consent of the other parties hereto, except as provided for in paragraph 10 hereof.
     14. This Agreement contains the entire agreement between Corder and GEAC with regard to the subject matter hereof and supersedes all previous correspondence, arrangements and understandings. Any representation, promise or condition regarding any matter not incorporated in this Agreement shall not be binding on any party hereto.